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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is entered into as of the 1st day of December, 1998 (the "Effective Date"), by and between Children's Comprehensive Services of California, Inc., a California corporation ("Buyer"), on the one hand, and William M. Bosic, Donald J. Bosic, Joseph C. McCoy (with Messrs. Bosic, Bosic, and McCoy sometimes referred to herein as "Seller" or "Sellers" as the case may be) and Somerset, Incorporated, a California corporation, and doing business as Somerset Educational Services ("Company"), on the other hand; with Buyer, Sellers, and Company sometimes referred to herein as "Party" or "Parties" as the case may be.


                                    RECITALS

                  A. Sellers own as of the Effective Date, and will own as of the Closing Date, all of the shares of common stock of Company issued and outstanding in the amounts set forth beside each Seller's name on
         Schedule 5.2.1 attached hereto.

                  B. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the shares of common stock of Company issued and outstanding as of the Effective Date upon the terms and subject to the conditions set forth in this Agreement.

                  C. Concurrently herewith and in connection with its acquisition of the stock hereby, Buyer will enter into: (i) that certain Agreement of Purchase and Sale and Joint Escrow Instructions with BMB Enterprises, a California general partnership, of which each of Sellers is a general partner; (ii) that certain Asset Purchase Agreement with Behavioral Medicine Professional Services, Inc., a California corporation, of which each of Sellers is a shareholder; and
         (iii) that certain Asset Purchase Agreement with B and B Leasing, a general partnership of Messrs. William M. Bosic and Donald J. Bosic.


         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises herein made and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


                                    ARTICLE I

                                  SALE OF STOCK

         Sellers, in reliance upon the representations, warranties, and covenants of Buyer contained herein and on the terms and conditions herein set forth, hereby agree to sell, assign, transfer, convey, and deliver to Buyer at the Closing all of their right, title, and interest in and to the Seller Shares.


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Buyer, in reliance upon the representations, warranties, and covenants of
Sellers and Company contained herein and on the terms and conditions herein set forth, hereby agrees to purchase the Seller Shares from Sellers at the Closing for a purchase price as provided in Article II hereof.


                                   ARTICLE II

                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 Purchase Price. The purchase price for the Seller Shares (the "Purchase Price") is Six Million Six Hundred Ninety Thousand and NO/100 Dollars ($6,690,000.00), payable in accordance with Section 2.2 hereof and subject to adjustment as set forth in Section 2.3 hereof. The Purchase Price shall be payable to Sellers in accordance with their respective percentages of ownership of the Seller Shares (the "Ownership Percentages"), which Ownership Percentages are set forth in Schedule 5.2.1 attached hereto. The allocation of the Purchase Price among Sellers is more specifically set forth on Schedule 2.1 attached hereto.

         2.2 Payment of the Purchase Price. At the Closing, Buyer shall pay to each Seller an amount equal to the Purchase Price multiplied by each Seller's Ownership Percentage, by wire transfer of immediately available funds to the account of such Seller at a bank or banks specified by such Seller.

         2.3 Purchase Price Adjustment. Notwithstanding anything to the contrary contained herein, the Purchase Price payable under Section 2.2 hereof shall be ratably reduced to the extent that the Net Working Capital of Company as of the Effective Date is less than $1 Million, determined as set forth below. For purposes hereof, the term "Net Working Capital" means the excess of Company's current assets over its current liabilities as of the Effective Date, determined in accordance with GAAP. Sellers shall, not later than, and as of, one (1) business day before the Effective Date, calculate the Net Working Capital of Company (the "Tentative Net Working Capital"), in the manner set forth and certified by Sellers in the form of Exhibit "A" attached hereto (the "Tentative Balance Sheet"). If the Tentative Net Working Capital is less than $1 Million, then the Purchase Price to be paid at the Closing shall be reduced by the amount of such deficiency.

                  As of the sixtieth (60th) day following the Closing Date, Buyer shall recalculate the Tentative Net Working Capital (the "Final Net Working Capital"), which recalculation shall be determined as of the Closing Date by (i) the elimination from the Tentative Balance Sheet of any and all accounts receivable not collected on or prior to such sixtieth (60th) day, and
(ii) any and all adjustments to current assets or current liabilities otherwise set forth on the Tentative Balance Sheet, redetermined in accordance with GAAP. Such recalculation shall be in the manner set forth and certified by Buyer in the form of Exhibit "B" attached hereto (the "Final Balance Sheet"). If the Final Net Working Capital is less than $1 Million, then, notwithstanding anything in this Agreement to the contrary, the principal amount of the Real Estate Note automatically shall be reduced by the amount of such deficiency, with such reduction deemed, for all purposes, effective as of the Closing.



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         2.3 Closing Costs. Sellers shall pay at the Closing any stamp or other sales, transfer, or transaction tax ("Transfer Tax") imposed under the laws of the United States or any state, county, municipality, or other subdivision thereof on the sale of the Seller Shares to Buyer (including any indirect assessments of Transfer Tax, such as on property of any of Sellers or Company. All escrow fees, closing fees, and other expenses or costs, including any prepayment premiums, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Any such Transfer Tax and other amounts payable by Sellers under this Section 2.3 shall be deducted from the Purchase Price at the Closing to the extent then known.


                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

         3.1 Colorado Avenue Nonpublic School. At the Closing, Sellers shall cooperate with Buyer and use their best efforts to effectuate (i) the termination of Company's nonpublic school located at 9191 Colorado Avenue, Riverside, California 92503 (the "Colorado Avenue Nonpublic School"), and (ii) the transfer of its faculty, students, and personal property to Company's nonpublic school located at 17241 Van Buren Boulevard, Riverside, California 92504 (the "Van Buren Boulevard Nonpublic School"). Notwithstanding anything herein to the contrary, only those reasonable costs and expenses associated with such termination and transfer shall be borne by Company, and all other costs and expenses shall be borne solely by Sellers.

         3.2 Resignations; Termination of Employment. At the Closing, Sellers shall cause each individual who is a director or officer of Company to resign as a director or officer of Company. All of the members of Sellers' immediate family shall resign as employees of Company as of the Closing. Neither any Seller nor any member of Sellers' immediate family shall make any claim for compensation or benefits for any period after the Closing or severance pay or unemployment compensation relating to their employment (if any) by Company for any period.

         3.3 Termination of Management and Consulting Agreements. At the Closing, any management or consulting agreements, whether in writing or oral, pursuant to which any Person provides management or consulting services to Company shall be terminated.

         3.4 Conveyance of Collateral Assets. At the Closing, Sellers shall convey, or cause to be conveyed to Company, all collateral assets, Permits (to the extent transferable and to the extent not transferable, shall be relinquished in favor of Company) or rights owned or controlled by Sellers which relate to business conducted by Company.

         3.5 Noncompetition, Confidentiality, and Nonsolicitation Agreements. At the Closing, Buyer and each of Sellers shall execute and deliver
"Noncompetition, Confidentiality, and Nonsolicitation Agreements" in the forms of Exhibit "C", Exhibit "D", and Exhibit "E" attached hereto.



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         3.6 Release of Liabilities. At or prior to the Closing, Company shall be released from any and all liability or obligation, whether contingent or otherwise, on any indebtedness or any agreement, contract, lease, commitment or obligation of any Seller or any member of Sellers' family.

         3.7 Assistance in Certification Renewal. After the Closing, Sellers, jointly and severally, shall, upon request of Buyer, provide assistance, at their sole cost and expense, in curing any conditions, deficiencies, or restrictions imposed with respect to the renewal of the nonpublic school certification of Company which is pending on the date hereof. Buyer shall cause Company to cooperate with Sellers in connection with the same.

         3.8 Interim Operation of Company; Profits and Losses and Expenses.

                  3.8.1 Interim Operation of Company. On and after the Effective Date and continuously through the Closing Date (the "Interim Period"), Sellers and Buyer, jointly and severally, shall, subject to each of its respective representations, warranties, covenants, and agreements contained in this Agreement, cooperate with each other and operate Company for and on behalf of the sole account of Buyer. Seller shall not be entitled to any payment, in kind or otherwise, from, without limitation, Buyer or Company, for its performance of any services in respect of such operation of Company during the Interim Period.

                  3.8.2 Profits and Losses and Expenses. All profits and losses of Company during the Interim Period shall belong only to, and be applied only to the account of, Buyer; and the payment of all necessary and required expenses, not otherwise prohibited by this Agreement, of Company during the Interim Period shall be borne only by Buyer. In no event shall any such profits, losses, or expenses be taken into account for purposes of this Agreement; provided, however, that Sellers' operation of Company during the Interim Period otherwise does not constitute a breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.


                                   ARTICLE IV

                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to each of Sellers that the statements contained in this Article IV are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article IV):

         4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         4.2 Buyer's Authority. Buyer has full power and authority (including full corporate power and authority), and, subject to the necessary and required approvals of the Agencies, the legal right to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement, subject to due execution by the other Parties hereto, constitutes the valid and legally binding



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obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

         4.4 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Sellers could become liable or obligated.

         4.5 Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.


                                    ARTICLE V

              SELLERS' AND COMPANY'S REPRESENTATIONS AND WARRANTIES

         Each of Sellers jointly and severally represents and warrants to Buyer that the statements contained in this Article V are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article V):

         5.1 Authority; Organization; Qualification; Corporate Power.

                  5.1.1 Sellers' Authority. Each of Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Sellers, enforceable in accordance with its terms and conditions. No notice to, filing with, or any authorization, consent, or approval of, any governmental entity or other Person is necessary in connection with the execution, delivery, and performance by any of Sellers of this Agreement and the Transaction Documents and the consummation by any of Sellers of the transactions contemplated hereby and thereby.

                  5.1.2 Organization; Qualification; Corporate Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company has full corporate power and


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authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 5.1.2 attached hereto lists all directors and officers of Company.

         5.2 Company Shares; Capitalization.

                  5.2.1 Company Shares. Each of Sellers holds of record and owns beneficially the number of Company Shares set forth next to his name on Schedule
5.2.1 attached hereto, free and clear of any restrictions on transfer (other than restrictions under the Securities Act), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Each of Sellers is not a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any capital stock of Company (other than this Agreement). Each of Sellers is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

                  5.2.2 Capitalization. The entire authorized capital stock of Company consists of One Thousand (1000) shares, of which Three Hundred (300) are issued and outstanding and of which Seven Hundred (700) are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth on Schedule 5.2.1 attached hereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

         5.3 Noncontravention. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Sellers or Company is subject or any provision of the Articles of Incorporation or bylaws of Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Sellers or Company is a party or by which any is bound or to which any of their or its assets is subject, or result in the creation or imposition of any Encumbrances upon capital stock or assets owned by any of Sellers or Company. Schedule 5.3 attached hereto lists all notices to, filings with, or any authorizations, consents, or approvals of any governmental entity or other Person necessary in connection with the execution, delivery, and performance by any of Sellers or Company of this Agreement and the consummation of the transactions contemplated hereby, and except as listed on Schedule 5.3 attached hereto, no other such notices to, filings with, or any authorizations, consents, or approvals are necessary.

         5.4 Brokers' Fees. None of Sellers or Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.



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         5.5 Personal Property. Schedule 5.5 attached hereto lists (i) all fixed assets owned or leased by, in the possession of, or used by, Company in connection with its business, and (ii) all other tangible and intangible personal property, rights and assets owned or leased by, in the possession of, or used by, Company in connection with its business, which have a current fair market value in excess of $5,000 individually or, with respect to similar or related properties, $5,000 in the aggregate and are material to the operation of the business (except property sold or otherwise disposed of in the Ordinary Course of Business and except inventory and Proprietary Rights), which list also indicates the location of such items. Company has good and marketable title to, or a valid leasehold interest in, each item listed on Schedule 5.5 attached hereto, in each case free and clear of any Encumbrances, except as disclosed on
Schedule 5.5 attached hereto. The property listed on Schedule 5.5 attached hereto constitutes all tangible and intangible property, rights, and assets necessary and required for the conduct by Company of its business as now conducted or currently proposed to be conducted. Such property is in good condition and repair, and none of such property requires any repair or replacement except for maintenance in the Ordinary Course of Business. Except as disclosed on Schedule 5.5 attached hereto, none of such listed property is subject to any Encumbrances or is located other than on the premises of Company.

         5.6 Subsidiaries. Schedule 5.6 attached hereto sets forth for each Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Company holds of record and owns beneficially all of the outstanding shares of each Subsidiary.

         5.7 Financial Statements. Schedule 5.7 attached hereto contains the following financial statements (collectively, the "Financial Statements"): (i) the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 1994, November 30, 1995, November 30, 1996, and November 30, 1997, for Company; and (ii) the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the eleven months ended October 31, 1998 (the "Most Recent Fiscal Month End") for Company. The Financial Statements (including the notes thereto) are complete and correct in all respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items otherwise required by GAAP, none of which, if provided, would reflect Adverse Consequences in respect of the operations or financial condition of Company.

         5.8 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Adverse Consequences in respect of the operations or financial condition of Company taken as a whole. Without limiting the generality of the foregoing, since that


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date, Company has neither engaged in any practice, taken any action, nor entered into any transaction outside the Ordinary Course of Business.

         5.9 Legal Compliance. Company has complied with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any federal, state, local, and foreign governmental entity (collectively, "Legal Requirements") applicable to it or its conduct, ownership, use, occupancy, or operation in respect of its business or properties, real or personal; nor has Company or any Seller received notice of any violation by Company of any Legal Requirements.

         5.10 Tax Matters. Except as set forth on Schedule 5.10 attached hereto, Company has filed all Tax Returns that it was required to file, and all Taxes due and payable by Company have been paid in full. Schedule 5.10 attached hereto also lists all Tax Returns filed with respect to Company for taxable periods ended on or after November 30, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal and state Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company since November 30, 1994. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any assessment of or deficiency in Taxes. Company is not a party to any allocation or sharing agreement for Taxes. Company has never been a member of an Affiliated Group filing a consolidated federal corporate Tax Return (other than a group the common parent of which was Company).

         5.11 Real Property.

                  (a) Schedule 5.11(a) attached hereto lists all real property owned by Company. With respect to each such listed parcel of owned real property, and except for matters which would not have any Adverse Consequences on the financial condition of Company taken as a whole: (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Encumbrances, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character; (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

                  (b) Schedule 5.11(b) attached hereto lists all real property leased or subleased to Company. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 5.11(b) attached hereto (as amended through the Closing Date). Each lease and sublease listed in
Schedule 5.11(b) attached hereto is legal, valid, binding, and enforceable in accordance with its terms, and otherwise in full force and effect.

         5.12 Intellectual Property. Schedule 5.12 attached hereto lists, at subdivision (i), all patented and registered Proprietary Rights owned by Company and all pending patent applications


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and applications for the registration of other Proprietary Rights owned or filed by Company. Schedule 5.12 attached hereto lists, at subdivision (ii) thereon, all trade or corporate names used by Company and all licenses and other rights granted by Company to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to Company. Except as set forth at subdivision (iii) on Schedule 5.12 attached hereto: (i) Company owns and possesses all right, title, and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted and contemplated to be conducted hereby; (ii) no claim by any third party contesting the validity, enforceability, use, or ownership of any such Proprietary Rights has been made, is currently outstanding, or threatened, and there is no reasonable basis for any such claims; (iii) neither Company, any of Sellers, nor any registered agent of Company have received any notices of, nor are aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor have Company, any of Sellers, or any registered agent of Company received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (iv) Company has not infringed, misappropriated, or otherwise violated any Proprietary Rights of any third parties, and is unaware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of Company's business as presently conducted or as contemplated to be conducted hereby.

         5.13 Contracts. Schedule 5.13 attached hereto lists all contracts and other agreements ("Contracts") to which Company is a party or by which Company is bound, the performance of which will involve consideration in excess of $1,000. Sellers have delivered to Buyer a correct and complete copy of each contract or other agreement listed in Schedule 5.13 attached hereto (as amended through the Closing Date). Company is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default under any Contract or any other obligation owed by Company, which default would not have any Adverse Consequences on the operations, financial condition, assets, or properties of Company, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract or obligation.

         5.14 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Company.

         5.15 Litigation. Except as listed on Schedule 5.15 attached hereto, there is no action, suit, proceeding, investigation, claim, or order pending or threatened against Company or any of its directors, officers, or key employees with respect to the business or proposed business of Company, or to which Company otherwise is a party, which if adversely determined would have any Adverse Consequences on Company, its assets or business, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction; nor is there any reasonable basis for any such action, suit, proceeding, investigation, claim, or order. Company is not subject to any injunction, judgment, order, decree, or ruling of any court or governmental entity. Company has not received any opinion or memorandum of legal advice from legal counsel retained by Company or any Seller to the effect that any of them is exposed, from a legal standpoint, to any liability which may have Adverse Consequences on the business or proposed business of Company. Company is not engaged in any action to recover monies due it or for damages sustained by it.



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         5.16 Employee Benefits. Except as listed on Schedule 5.16 attached hereto, Company has not maintained, sponsored, adopted, made contributions to, or obligated itself to make contributions or to pay any benefits or grant rights under or with respect to, any Employee Benefit Plan, which could give rise to or result in Company having any debt, liability, claim, or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate, or otherwise and whether or not due or to become due. Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions for each Employee Benefit Plan listed on
Schedule 5.16 attached hereto, and each such listed Employee Benefit Plan is in compliance with its respective governing documents and agreements and with all applicable Legal Requirements. More specifically:

                  (a) Schedule 5.16 attached hereto lists each Employee Benefit Plan maintained by Company or to which Company contributes or is required to contribute or in which any employee of the Company participates. Each Employee Benefit Plan has been operated and administered in all respects in accordance with all applicable Legal Requirements, including, but not limited to, ERISA and the Code. There are no pending or threatened claims by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan or any of its fiduciaries (other than for routine claims for benefits).

                  (b) Except as set forth on Schedule 5.16 attached hereto, (i) each Employee Benefit Plan subject to section 401(a) of the Code qualifies thereunder and is exempt from taxation pursuant to section 501(a) of the Code,
(ii) each trust subject to section 501(c) of the Code qualifies for exemption from federal income tax thereunder, and (iii) each Employee Benefit Plan subject to sections 125 and 129 of the Code qualifies thereunder.

                  (c) Company has not maintained, contributed to or been required to contribute to, nor do any of its employees participate in, a "multi-employer plan" (as defined in section 3(37) of ERISA) or a "defined benefit plan" (as defined in section 3(35) of ERISA).

                  (d) Notwithstanding anything else set forth herein, Company has not incurred any liability as of the Closing Date with respect to any Employee Benefit Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code, or other applicable law, which is due and payable and which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code, or other applicable law with respect to any of the Employee Benefit Plans (other than the payment of routine claims for benefits, insurance premiums or contributions required under the terms of the Employee Benefit Plans).

                  (e) No Employee Benefit Plan, other than an Employee Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of Company beyond their retirement or other termination of service with Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation



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benefits fully accrued as liabilities on the books of Company or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                  (f) The consummation of the transactions contemplated by this Agreement (including but not limited to the resignation of Sellers and all of Sellers' respective family members as employees of Company) will not (i) entitle any current or former employee, officer, or director of Company to severance pay, unemployment compensation or any other payment from Company, or (ii) except for acceleration of vesting by reason of the termination of the Employee Benefit Plans described in Schedule 5.16 attached hereto, accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director. The entire amount payable to Company's employees with respect to the Plans (after taking into account any amounts vested by reason of the termination thereof) have been fully and adequately accrued as a liability on the Most Recent Financial Statements.

                  (g) Except as set forth in Schedule 5.16 attached hereto, Company has provided or made available to Buyer, its counsel or accountants true and complete copies of the following for each Employee Benefit Plan as applicable: (i) the Employee Benefit Plan; (ii) the summary plan description of the Employee Benefit Plan; (iii) the trust agreement, insurance policy or other instrument relating to the funding of the Employee Benefit Plan; (iv) the most recent Annual Report (Form 5500 series) and accompanying schedule filed with the Internal Revenue Service or United States Department of Labor with respect to the Employee Benefit Plan; (v) the most recent audited financial statement for the Employee Benefit Plan; (vi) the most recent actuarial report of the Employee Benefit Plan; and (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Employee Benefit Plan.

                  (h) Except as contemplated in this Section 5.16, Company has not amended or terminated any Employee Benefit Plan after providing Buyer with copies of the Employee Benefit Plans referenced in Schedule 5.16 attached hereto.

         5.17 Environmental, Health, and Safety Matters. Company is in strict compliance with all Environmental, Health, and Safety Requirements, and Company possesses all required permits, licenses, and certificates, and has filed all notices or applications, required thereby. Company has not received any written notice, report or other information (and there is no reasonable basis for any such notice, report, or information) regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Company or its facilities arising under Environmental, Health, and Safety Requirements. No facts, events, or circumstance with respect to the past or present operations, business, or facilities of Company exist which reasonably could be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation against or involving Company or its business under any Environmental, Health, and Safety Requirement based upon any such fact, event, or circumstances, including, without limitation, liability for cleanup costs, personal injury, or property damage.

         5.18 Certain Business Relationships with Company. Except as listed on
Schedule 5.18 attached hereto, none of Sellers has been involved in any business arrangement or relationship with Company within the past twelve (12) months, and none of Sellers owns any asset, tangible or intangible, which is used in the business of Company. Sellers have delivered to Buyer all documents and other information evidencing each such arrangement or relationship listed on Schedule
5.18 attached hereto, and each such listed arrangement or relationship was effected on terms equivalent to those which would have been established in an arms-length negotiation.

         5.19 No Undisclosed Liabilities. Company does not have any debt, liability, or obligation of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated, or otherwise and whether due or to become due) arising out of any transaction entered into at or prior to the Effective Date, or any transaction, series of transactions, action or inaction at or prior to the Effective Date, or any state of facts or condition existing at or prior to the Effective Date (regardless of when such debt, liability, or obligation is asserted), including, but not limited to, debts, liabilities, and obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (i) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, (ii) for debts, liabilities, and obligations listed on
Schedule 5.19 attached hereto, or (iii) debts, liabilities, and obligations which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, claim, or lawsuit).

         5.20 Licenses and Permits. Company holds all permits, licenses, franchises, and approvals of the Agencies necessary or required for its current conduct, ownership, use, occupancy, or operation in respect of its business and properties, real and personal, all of which are listed on Schedule 5.20 attached hereto ("Permits"). Company is in compliance with such Permits, all of which are in full force and effect, and neither Company nor any Seller has received any notice thereof to the contrary.

         5.21 Inventories, Accounts Receivable, and Accounts Payable.

                  (a) Except as disclosed on Schedule 5.21(a) attached hereto, all inventories of Company are of good and standard quality and fitness.

                  (b) Schedule 5.21(b) attached hereto lists Company's accounts receivable as of the Most Recent Fiscal Month End, and since such time, there has been no material change, other than in the Ordinary Course of Business, in the information disclosed in Schedule 5.21(b) attached hereto. All such disclosed accounts receivable have arisen in bona-fide arms-length transactions in the Ordinary Course of Business and are the valid and binding obligations of the account debtors.

                  (c) Each of Company's accounts payable have arisen in bona-fide arms-length transactions in the Ordinary Course of Business and have been paid by Company in the ordinary course consistent with past practice.

         5.22 Conduct of Business.

                  (a) Except as disclosed on Schedule 5.22(a) attached hereto, since December 31, 1997, Company has conducted its business only in the Ordinary Course of Business and has not incurred any liability other than in the Ordinary Course of Business, and there has been no Adverse Consequences on the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities, or business prospects of Company.

                  (b) Company has not, at any time, made or committed to make, any payments for illegal political contributions, any bribes, any kickback payments, or any other illegal payments.

         5.23 Insurance Policies. Schedule 5.23 attached hereto lists and describes, including policy numbers, all insurance policies owned by Company, copies of which policies or binders have been delivered to Buyer. All such policies are in full force and effect, and Company is not in default under any of them. Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such policies nor is there any basis for any such action. Schedule 5.23 attached hereto also lists all pending claims with any insurance company and any instance within the previous three years of a denial of coverage of Company by any insurance company.

         5.24 Bank Accounts. Schedule 5.24 attached hereto lists each bank in which Company has an account or safe deposit box, the number of each such account or box, and the names of all Persons authorized to draw thereon or to have access thereto, as the case may be.

         5.25 Compensation and Personnel Matters. Schedule 5.25 attached hereto lists the name, title, date of hiring and current annual rate of compensation of each director and officer of Company, and of each employee and agent of Company whose current annual rate of compensation is Forty Thousand Dollars ($40,000) or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any, paid or payable to such Persons in respect of calendar years 1997 and 1998. Except as disclosed on Schedule 5.25 attached hereto, Company is not a party to, nor is any of its property bound by, any contract, agreement or other transaction with any director, officer or employee of Company and since December 31, 1997, has not made or authorized any payment to its officers, directors, former directors, shareholders or employees except in the Ordinary Course of Business and at the regular rates of salary or other remuneration payable. Except as set forth in Schedule 5.25 attached hereto:

                           (i) Company is not a party to, and has not made any
commitment to or conducted any negotiations with any labor union or employee association with respect to, any collective bargaining or similar agreement, nor are any of Company's employees currently represented by a labor organization for purposes of collective bargaining as provided under the National Labor Relations Act, and there are current attempts to organize or establish any labor union or employee association in Company;

                           (ii) there is no unfair labor practice charge or
complaint or any other matter against or involving Company pending or threatened or contemplated before the National Labor Relations Board or any court of law;

                           (iii) there is no labor strike, or other dispute,
slowdown or stoppage pending or threatened against Company;

                           (iv) there are no charges, investigations,
administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability or veteran status) pending before the Equal Employment Opportunity Commission or any Governmental Authority against Company; and

                           (v) Company has complied in all respects with all
Legal Requirements relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, benefits, employment practices, collective bargaining and the payment of social security and similar taxes.

         5.26 Indebtedness. Company does not have any outstanding indebtedness for borrowed money or capitalized lease obligations, except as disclosed on
Schedule 5.26 attached hereto.

         5.27 Net Working Capital. Company's Net Working Capital as of the Most Recent Fiscal Month End is $1,004,998.82.

         5.28 Medical Expenses. Schedule 5.28 attached hereto lists all expenses, obligations, duties, and liabilities relating to any claim by employees and former employees (including dependents and spouses) of Company, and the extent of any specific accrual on or reserve therefor disclosed on the Financial Statements, for any medical costs and expenses. Except as disclosed on
Schedule 5.28 attached hereto, no claims, injuries, fact, event, or condition exists which would give rise to a claim by employees and former employees (including dependents and spouses) of Company for any medical costs and expenses.

         5.29 No Omissions and No Misrepresentations. Neither the representations and warranties of Company nor any other document or written information provided to Buyer by or on behalf of Company in connection with the transactions contemplated hereby contain any untrue statement of any material fact or omit to state any material fact necessary to make any such statement, warranty, or representation not misleading. There is no material fact which has not been disclosed to Buyer which adversely affects or could reasonably be anticipated to have Adverse Consequences on the business conducted by Company or Company's or any Seller's ability to consummate the transactions contemplated hereby.

         5.30 Year 2000 Compliance. The computer software and hardware operated by Company are capable of providing uninterrupted millennium functionality to record, store, process, and present calendar dates falling on or after January 1, 2000, and date-dependent data in the same manner and with the same functionality as such software and hardware records, stores, processes, and calendar dates and date-dependent data as of the date hereof, in all events without having any Adverse Consequences on the condition (financial or otherwise) of Borrower.

         5.31 Colorado Avenue Nonpublic School. Neither the termination of the Colorado Avenue Nonpublic School nor the transfer of its faculty, students, and personal property to the Van Buren Boulevard Nonpublic School will violate any Legal Requirement and, to Seller's knowledge, will not have any Adverse Consequences on the business (financial or otherwise) of Company as contemplated to be conducted hereby.


                                   ARTICLE VI

                                 CLOSING MATTERS

         6.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the "Closing") shall take place at the offices of Best Best & Krieger LLP in Riverside, California, commencing at 9:00 a.m. local time on the later of (i) the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (ii) December 2, 1998, unless otherwise agreed to by the Parties (the "Closing Date").

         6.2 Deliveries of Sellers. At the Closing, Sellers will execute or deliver, or cause to be executed or delivered, the following:

                           (a) Certificates representing the Seller Shares,
endorsed over to Buyer or accompanied by duly executed stock powers, free and clear of all Encumbrances.

                           (b) The Articles of Incorporation of Company,
certified by the Secretary of State of the State of California as of a date not more than ten (10) days prior to the Closing, and the bylaws of Company, certified by the Secretary of Company as in effect at the Closing.

                           (c) Certificates of Good Standing, dated not more
than ten (10) days prior to the Closing, with respect to Company, issued by the Secretary of State of the State of California, by the Secretary of State of each jurisdiction in which Company is qualified to do business as foreign corporation, and by the Franchise Tax Board of the State of California.

                           (d) All minute books, stock ledgers, and similar
corporate records of Company.

                           (e) Evidence satisfactory to Buyer that all consents,
approvals, or authorizations of, or notifications to, any third parties (including governmental entities), if any, required to sell and assign the Seller Shares and to consummate the transactions contemplated hereby have been obtained by Sellers and Company.

                           (f) A resolution of the Board of Directors of Company
authorizing the execution, delivery, and performance by Company of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Company.

                           (g) A certificate of the Secretary of Company
attesting to the incumbency of the officers of Company executing this Agreement and any other certificates or agreements delivered by Company to Buyer at or prior to the Closing.

                           (h) A certificate of each Seller and of the President
of Company attesting on behalf of such Seller or Company, as the case may be, to the matters, where applicable, set forth in Section 8.1 hereof.

                           (i) Each of the Transaction Documents.

                           (j) An opinion of counsel to Sellers and Company
addressed to Buyer, dated as of the Closing Date, covering customary matters in a stock transaction.

                           (k) Such other documents and the like as reasonably
may be requested by counsel to Buyer.

         6.3 Deliveries of Buyer. At the Closing, Buyer will execute or deliver, or cause to be executed or delivered, the following:

                           (a) A certificate of the Secretary of Buyer attesting
to the incumbency of the officers of buyer executing this Agreement and any other certificates or agreements delivered by Buyer to Sellers at or prior to the Closing.

                           (b) A certificate of any officer of Buyer attesting
on behalf of Buyer to the matters set forth in Section 8.2(a) and (b) hereof.

                           (c) A resolution of the Board of Directors of Buyer
authorizing the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Company.

                           (d) Each of the Transaction Documents.

                           (e) The Purchase Price payable in accordance with
Article II hereof.

                           (f) An opinion of counsel to Buyer addressed to
Sellers, dated as of the Closing Date, covering customary matters in a stock transaction.

                           (h) Such other documents and the like as reasonably
may be requested by counsel to Sellers.

                                   ARTICLE VII

                                CLOSING COVENANTS

         7.1 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing:

                  7.1.1 General. Each Party will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VIII hereof).

                  7.1.2 Notices and Consents. Sellers will cause Company to give any notices to third parties, and will cause Company to use its reasonable best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred herein. Each of the Parties will (and Sellers will cause Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governmental entities in connection with the matters referred herein.

                  7.1.3 Operation of Business. Sellers will not cause or permit Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, or that otherwise would constitute a breach of any representation, warranty, or covenant made by Sellers or Company in this Agreement. Without limiting the generality of the foregoing, Sellers will cause Company to:

                           (i) carry on the business conducted by Company in the
same manner as Sellers heretofore have and not make any material change in personnel or operations, and not make any change in finance or accounting policies;

                           (ii) maintain the assets of Company in good working
order and condition;

                           (iii) perform in all respects its obligations under
any agreement relating to or affecting its business;

                           (iv) keep in full force and effect present insurance
policies or other comparable insurance coverage in respect of its business;

                           (v) maintain and preserve Company's business
organization intact, retain Company's present employees, and maintain Company's relationships with suppliers, customers, and others having business relations therewith;

                           (vi) not effect, grant, or pay any increase in
compensation to any employee, officer, or director of Company other than annual raises and bonuses to employees and officers consistent with those effected, granted, or paid in prior years;

                           (vii) not issue, redeem, or repurchase any shares of,
or modify any of the terms of, its capital stock or any securities convertible into or exercisable for any such capital stock, not declare or pay any dividend, whether in cash, stock or property, or not otherwise take (or omit to take) any action where the same would be out of the Ordinary Course of business or inconsistent with past practices;

                           (viii) not, directly or indirectly, transfer any
Company Shares;

                           (ix) not make or consent to any modification or
termination of, or exercise or waive any rights under, or grant any option or proxy with respect to, the Company Shares;

                           (x) not enter into any agreement containing any
provision that would be violated or breached by the performance of Sellers' or Company's obligations hereunder or which would violate, breach, or conflict with any provisions hereof;

                           (x) without the prior written consent of Buyer, not
sell or agree to sell any asset of Company, except for the depletion of inventories sold in the Ordinary Course of Business;

                           (xii) without the prior written consent of Buyer, not
engage in any transaction out of the Ordinary Course of Business, including any sale, transfer, lease, encumbrance, or granting of a security interest in any portion of the assets (except as otherwise provided herein);

                           (xiii) without the prior written consent of Buyer,
acquire, or make any capital expenditure in respect of, any additional items of property, plant, or equipment having a value in excess of $1,000 in the aggregate;

                           (xiv) without the prior written consent of Buyer,
enter into, renew, or terminate any contract or lease;

                           (xv) (1) not accelerate booking or collection of
revenues or defer expenses or (2) except as required by GAAP and subject to appropriate year-end adjustments, (A) not utilize accounting principles different from those used in the preparation of the Financial Statements and the Most Recent Financial Statements, (B) not change in any manner its method of maintaining its books of account and records from such methods as reflected in the Financial Statements and the Most Recent Financial Statements, or (C) not accelerate booking of revenues or the collection of accounts receivable or the deferral of expenses.

                  7.1.4 Full Access. Each of Sellers will permit, and Sellers will cause Company to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of Company. Buyer will treat and hold as such any Confidential Information it receives from any of Sellers and Company in the course of the reviews contemplated by this Agreement, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and Company all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                  7.1.5 Notice of Developments. Any of Sellers may elect at any time to notify the Buyer of any development causing a breach of any of the representations and warranties herein. Unless Buyer has the right to terminate this Agreement by reason of the development and exercises that right, the written notice pursuant to this Section 7.1.5 will be deemed to have amended the Schedules attached hereto, to have qualified such representations and warranties, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Each Party will give prompt written notice to the others of any Adverse Consequences causing a breach of any of his or its own representations and warranties. Except as otherwise provided in this Section 7.1.5, no disclosure by any Party pursuant hereto shall be deemed to amend or supplement any Schedule attached hereto or to prevent or cure any misrepresentation or breach of representation or warranty.

                  7.1.6 Exclusivity. None of Sellers will (and Sellers will not cause or permit Company to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company (including any acquisition structured as a merger, consolidation, or share exchange).

         7.2 Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

                  7.2.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement).

                  7.2.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company, each of the other Parties shall cooperate with him or it and his or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

                  7.2.3 Transition. No Seller will take any action or inaction that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing.

                  7.2.4 Employee Matters.

                           (a) Effective as of the Closing Date, Sellers shall,
at their sole cost and expense, cause Company to terminate all Employee Benefit Plans, other than Company's 401k Retirement Plan (the "401k Plan"), in strict compliance with all Legal Requirements.

                           (b) Effective as of the Closing Date, Sellers shall,
at their sole cost and expense, cause Company to (1) spinoff the 401k Plan accounts for Company's employees, and (2) transfer the assets in such accounts to a qualified defined contribution plan designated and maintained by Buyer. Such spinoff and transfer shall be undertaken in strict compliance with all Legal Requirements and otherwise in accordance with and pursuant to section 414(l) of the Code and the Treasury Regulations promulgated thereunder.

                           (c) No family member of Sellers, nor any other
director or officer of Company shall make any claim for severance pay or unemployment compensation relating to their employment, if any, by Company.

                  7.2.5 Accounts Receivable. Each of Sellers acknowledges and understands that the Purchase Price has been determined assuming Net Working Capital of Company as of the Closing Date will not be less than $1 Million. Notwithstanding anything herein to the contrary, Sellers, jointly and severally, guarantee the collection in full of all accounts receivable set forth on the Tentative Balance Sheet within sixty (60) days of the Closing Date.

                  7.2.6 Colorado Avenue Nonpublic School. Effective as of the Closing Date, Sellers shall cooperate with Buyer and use their best efforts to terminate the Colorado Avenue Nonpublic School and transfer its faculty, students, and personal property to the Van Buren Boulevard Nonpublic School. Such termination and transfer shall be conducted in compliance with all Legal Requirements.

                  7.2.7 Pre-Closing Tax Returns And Audits. As promptly as possible after the Closing (and in any event within the time required by applicable law), Sellers shall, at their sole cost and expense, cause Company's certified public accountants to prepare all Tax Returns applicable to Company for all periods, including portions thereof, up to and including the Closing Date. All such Tax Returns shall be prepared in strict compliance with all applicable Legal Requirements. After the Closing, Sellers shall, at their sole cost and expense, be responsible for accumulating from Company's books and records that information relating to the periods, including portions thereof, ended on or prior to the Closing Date required and necessary to properly prepare for audits conducted by any Person or the Agencies for any such periods, including portions thereof, and furnishing the same to Company.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

         8.1 Conditions Precedent to Obligation of Buyer. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived in writing by Buyer in its sole discretion):

                  (a) The representations and warranties of Company and Sellers in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

                  (b) The covenants and agreements of Company and Sellers to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all respects.

                  (c) All registrations, filings, applications, notices, consents, approvals, waivers, authorizations, qualifications, and orders to be filed, made, or obtained by Buyer, Company, or any Seller in order to consummate the transactions contemplated by this Agreement or any of the Transaction Documents and to operate the business hereof or thereof after the Closing in compliance with all Legal Requirements shall have been filed, made, or obtained, in form and substance satisfactory to Buyer.

                  (d) There shall be no injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated hereby or imposing conditions on such consummation not otherwise provided for in this Agreement.

                  (e) Buyer shall have completed a due diligence investigation, satisfactory to Buyer in its sole discretion, of the legal, financial, and business affairs of Company.

                  (f) Sellers and Company shall have provided all Schedules required hereunder, and shall have cured such Schedules or specific items in such Schedules to Buyer's reasonable satisfaction.

                  (g) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in this Agreement is satisfied in all respects.

                  (h) All conditions to the obligations of Buyer under the Transaction Documents shall have been satisfied, unless waived by Buyer.

                  (i) Sellers shall produce evidence, in a form reasonably acceptable to Buyer, of adequate insurance coverage for claims against Sellers or Company arising from events occurring prior to the Closing Date, and shall maintain such insurance coverage for a period of five (5) years after the Closing.

                  (j) Buyer shall have received from counsel to Sellers an opinion in form and substance covering matters customary to a stock transaction, addressed to Buyer, and dated as of the Closing Date.

                  (k) All actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer.

                  (l) Seller shall have executed or delivered the items set forth in Section 6.2 hereof.

         8.2 Conditions Precedent to Obligation of Sellers. Sellers' obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived in writing by Sellers in their sole discretion):

                  (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

                  (b) The covenants and agreements of Buyer to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed and complied with in all respects.

                  (c) There shall be no injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated hereby or imposing conditions on such consummation not otherwise provided for in this Agreement.

                  (d) Buyer shall have provided all Schedules required hereunder, and shall have cured such Schedules or specific items in such Schedules to Sellers' reasonable satisfaction.

                  (e) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified in this Agreement is satisfied in all respects.

                  (f) Sellers shall have received from counsel to Buyer an opinion in form and substance covering matters customary to a stock transaction, addressed to Sellers, and dated as of the Closing Date.

                  (g) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Sellers.

                  (h) Buyer shall have executed or delivered the items set forth in Section 6.3 hereof.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 Survival. All representations, warranties, covenants, agreements, and guarantees contained herein of any Party shall survive the Closing indefinitely; except that the representations and warranties contained in
Section 5.17 hereof shall survive for a period of three (3) years following the Closing.

         9.2 Indemnification by Seller. From and after the Effective Date, Sellers jointly and severally agree to indemnify, defend, and hold harmless Buyer and Company, their Affiliates, their directors, officers, and employees, and their successors and permitted assigns from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages", which term also includes, expressly, those Damages that arise as a result of strict liability, whether arising under environmental laws and regulations or otherwise), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising from the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
any of the representations, warranties, covenants, agreements, or guarantees made by Sellers in this Agreement, in any certificate or instrument delivered pursuant to this Agreement, or in the Transaction Documents;

                           (ii) any liability of Sellers or Company, or
liability arising out of Sellers' operation of the business conducted by Company prior to the Closing Date, which is threatened or imposed on Buyer or Company;

                           (iii) any misrepresentation in or any omission from
any certificate or other document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Sellers or Company under this Agreement or under the Transaction Documents;

                           (iv) any liability for Taxes on the part of Company
for any taxable period, or portion thereof, prior to the Closing Date;

                           (v) any and all professional liability claims against
Company where the occurrence giving rise to any such claim preceded or occurred on the Closing Date;

                           (vi) any liability on the part of Company or Buyer
arising in connection with the termination or spinoff and transfer described in Sections 7.2.4(a) or 7.2.4(b) hereof; and

                           (vii) any liability threatened or imposed on Buyer or
Company arising out of Seller's operation of Company during the Interim Period.

                  To be entitled to such indemnification, Buyer (including for purposes of this paragraph, its Affiliates, its directors, officers, and employees, their successors and permitted assigns their successors and permitted assigns, and Company) shall give Sellers written notice (in all events not later than ten (10) days after Buyer's receipt of notice of any such breach or assertion of claim contemplated herein) of any such breach or claim or the assertion by a third party of any claim with respect to which Buyer may bring a claim for indemnification hereunder. Sellers shall have ten (10) days thereafter within which to pay the claim or, at Sellers' sole cost and expense, contest the claim in good faith by appropriate proceedings; provided, however, that Sellers may not settle or compromise any claim or matter for which an indemnity may be payable by Sellers hereunder without the prior written consent of Buyer.

                  In addition to the foregoing, if any third party payor deducts any amount from payments due Buyer or Company on and after the Closing Date in respect of claims against or amounts owed by Sellers or Company, as the case may be, prior to the Closing Date, Sellers promptly will reimburse Buyer for the amounts so deducted within five (5) days after written demand therefor by Buyer. Buyer agrees to give prompt notice to Sellers upon Buyer' notice of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, Buyer would be entitled to reimbursement by Sellers hereunder and will cooperate in good faith, at no out-of-pocket cost to Buyer, with Sellers to permit Sellers to mitigate the amount of any such claim by any such third party payor.

                  From and after the Effective Date, Sellers shall not have any rights of contribution, indemnity, or reimbursement, or similar rights, at common law, by statute, under this Agreement, or otherwise, against Company based on a representation, warranty, covenant, or agreement in this Agreement made by Sellers, any and all of the same being hereby released effective as of the Effective Date.

         9.2 Indemnification by Buyer. From and after the Closing, Buyer shall defend, indemnify, save, and keep harmless Sellers and their successors and permitted assigns from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising from the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement or in any certificate or instrument delivered pursuant to this Agreement;

                           (ii) any liability of Buyer, or liability arising out
of Buyer's operation of the business conducted by Company after the Closing Date, which is threatened or imposed on Sellers;

                           (iii) any misrepresentation in or any omission from
any Additional Documents furnished or to be furnished by or on behalf of Buyer under this Agreement;

                           (iv) any liability for Taxes on the part of Company
for any taxable period commencing on or after the Closing Date; and

                           (vii) any liability threatened or imposed on Sellers
arising out of Buyer's operation of Company during the Interim Period.

         9.3 Exclusive Remedy. Buyer and Sellers acknowledge and agree that the indemnification provisions in this Article IX shall be the exclusive remedy of Buyer and Sellers with respect to Company and the transactions contemplated by this Agreement. All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price.


                                    ARTICLE X

                                   TERMINATION

         10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (i) any of Sellers has given Buyer any notice pursuant to Section 7.1.5 hereof, and (ii) the development that is the subject of such notice has, in Buyer's sole discretion, had an Adverse Consequences upon the financial condition of Company taken as a whole;

                  (c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence in respect of the transactions contemplated by this Agreement or by the Transaction Documents;

                  (d) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event any of Sellers has breached any representation, warranty, agreement, or covenant contained in this Agreement or in the Transaction Documents and such breach has continued without cure to Buyer's satisfaction; and

                  (e) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, agreement, or covenant contained in this Agreement or in the Transaction Documents and such breach has continued without cure to Sellers' satisfaction.

         10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 hereof, then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except as otherwise provided in Section 10.3 hereof and except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in this Agreement shall survive any such termination.

         10.3 Wrongful Termination Fee. Notwithstanding any provision herein to the contrary, if either Buyer, on the one hand, or any of Sellers, on the other hand, ("Terminating Party") terminates this Agreement for any reason other than stated in Section 10.1 hereof, then such Terminating Party shall be liable for the immediate payment of an amount equal to Two Hundred Thousand Dollars ($200,000) (the "Wrongful Termination Fee") on account of such wrongful termination. If any of Sellers is the Terminating Party, then Sellers jointly and severally shall be obligated to pay the Wrongful Termination Fee to Buyer. If Buyer is the Terminating Party, then Buyer shall be obligated to pay the Wrongful Termination Fee to any of Sellers and upon such payment to any of Sellers shall not have any liability or obligation to pay any amount under this
Section 10.3 to any other such Seller.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Definitions.

                  (a) "Additional Documents" has the meaning Section 9.2(iii) hereof.

                  (b) "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

                  (c) "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  (d) "Agencies" means any Person which governs, controls, or otherwise has any authority over Company.

                  (e) "Agreement" means this Stock Purchase Agreement.

                  (f) "Buyer" has the meaning set forth in the preface above.

                  (g) "Closing" has the meaning set forth in Section 6.1 hereof.

                  (h) "Closing Date" has the meaning set forth in Section 6.1 hereof.

                  (i) "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Codess.4980B.

                  (j) "Code" means the Internal Revenue Code of 1986, as amended.

                  (k) "Colorado Avenue Nonpublic School" has the meaning set forth in Section 3.1 hereof.

                  (l) "Company" has the meaning set forth in the preface above and includes its predecessors and Subsidiaries.

                  (m) "Company Share" means the shares of the common stock of Company.

                  (n) "Confidential Information" means any information concerning the businesses and affairs of Company that is not available to the public.

                  (o) "Contracts" has the meaning set forth in Section 5.13 hereof.

                  (p) "Damages" has the meaning set forth in Section 9.2 hereof.

                  (q) "Effective Date" shall mean December 1, 1998.

                  (r) "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (within the meaning of ERISA ss. 3(2)), (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (within the meaning of ERISA ss. 3(37))), or
(d) Employee Welfare Benefit Plan (within the meaning of ERISA ss. 3(1)) or material fringe benefit or other retirement, bonus, or incentive plan or program.

                  (s) "Encumbrances" shall mean any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or interest or use, or other encumbrance of any kind.

                  (t) "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect from time to time.

                  (u) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (v) "Final Balance Sheet" has the meaning set forth in Section
2.3 hereof.

                  (w) "Final Net Working Capital" has the meaning set forth in
Section 2.3 hereof.

                  (x) "Financial Statements" has the meaning set forth in
Section 5.7 hereof.

                  (y) "GAAP" means United States generally accepted accounting principles (as such term is used in the American Institute of Certified Public Accountants' Professional Standards) from time to time in effect.

                  (z) "Interim Period" has the meaning set forth in Section
3.8.1 hereof.

                  (aa) "Legal Requirements" has the meaning set forth in Section
5.9 hereof.

                  (bb) "Most Recent Financial Statements" has the meaning set forth in Section 5.7 hereof.

                  (cc) "Most Recent Fiscal Month End" has the meaning set forth in Section 5.7 hereof.

                  (dd) "Net Working Capital" has the meaning set forth in
Section 2.3 hereof.

                  (ee) "Ordinary Course of Business" means the ordinary course of business of Company consistent with past custom and practice including with respect to quantity and frequency.

                  (ff) "Ownership Percentages" has the meaning set forth in
Section 2.1 hereof.

                  (gg) "Party" and "Parties" has the meaning set in the preface above.

                  (hh) "Permits" has the meaning set forth in Section 5.20 hereof.

                  (ii) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  (jj) "Proprietary Rights" shall mean all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, procedures, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights of Company.

                  (kk) "Purchase Price" has the meaning set forth in Section 2.1 hereof.

                  (ll) "Real Estate Note" shall mean that promissory note given to BMB Enterprises, a California general partnership, pursuant to that certain Agreement of Purchase and Sale and Joint

Escrow Instructions by and between Buyer and BMB Enterprises, a California general partnership, dated concurrently herewith.

                  (mm) "Securities Act" collectively means federal and state laws governing securities, including, but not limited to, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

                  (nn) "Seller" has the meaning set forth in the preface above.

                  (oo) "Seller Shares" shall mean the Company Shares owned by Sellers.

                  (pp) "Subsidiary" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  (qq) "Taxes" shall mean any federal, state, local, or foreign tax, including any interest, penalty, or addition thereto, whether disputed or not.

                  (rr) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

                  (ss) "Tentative Balance Sheet" has the meaning set forth in
Section 2.3 hereof.

                  (tt) "Tentative Net Working Capital" has the meaning set forth in Section 2.3 hereof.

                  (uu) "Terminating Party" has the meaning set forth in Section
10.3 hereof.

                  (vv) "Transaction Documents" jointly and severally shall mean, including any and all certificates, instruments, agreements, and the like referenced therein:

                           1) that certain Agreement of Purchase and Sale and
Joint Escrow Instructions by and between Buyer and BMB Enterprises, a California general partnership, dated concurrently herewith, in the form attached hereto at Exhibit "F";

                           2) that certain Asset Purchase Agreement by and
between Buyer and Behavioral Medicine Professional Services, Inc., a California corporation, dated concurrently herewith, in the form attached hereto at Exhibit "G";

                           3) that certain Asset Purchase Agreement by and
between Buyer and B and B Leasing, a general partnership of Messrs. William M. Bosic and Donald J. Bosic, dated concurrently herewith, in the form attached hereto at Exhibit "H"; and

                           4) those certain Noncompetition, Confidentiality, and
Nonsolicitation Agreement by and between Buyer and each of Sellers, dated concurrently herewith, in the forms attached hereto at Exhibit "C", Exhibit "D", and Exhibit "E".

                           (ww) "Transfer Tax" has the meaning set forth in
Section 2.4 hereof.

                           (xx) "Van Buren Boulevard Nonpublic School" has the
meaning set forth in Section 3.1 hereof.

                           (yy) "Wrongful Termination Fee" has the meaning set
forth in Section 10.3 hereof.

                           (zz) "401k Plan" has the meaning set forth in Section
7.2.4(a) hereof.

         11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by Legal Requirements (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         11.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.6 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party hereby agrees to accept and rely upon documents with "facsimile" signatures under this Agreement and any documents entered into pursuant to this Agreement and hereby acknowledges and agrees to provide each other Party with such documents bearing the original signatures within three (3) business days following transmission.

         11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     To Buyer:             Children's Comprehensive Services of
                            California, Inc.
                           11980 Mount Vernon Avenue
                           Grand Terrace, California 92324
                           Attn: Ms. Amy Harrison
                           Telephone: (909) 783-8400
                           Facsimile: (909) 783-7754

     And to:               Children's Comprehensive Services of California, Inc.
                           3401 West End Avenue, Suite 500
                           Nashville, Tennessee 37203
                           Attn: Mr. Donald B. Whitfield
                           Telephone: (615) 386-7239
                           Facsimile: (615) 383-6375

     With a copy to:       Best Best & Krieger LLP
                           3750 University Avenue
                           Riverside, California 92502
                           Attn: George M. Reyes, Esq.
                           Telephone: (909) 686-1450
                           Facsimile: (909) 686-3083

     To Sellers:           Mr. William M. Bosic
                           Post Office Box 2278
                           Riverside, California 92516
                           Telephone: (909) 789-4144
                           Facsimile: (909) 788-2572

     And to:               Mr. Donald J. Bosic
                           Post Office Box 2278
                           Riverside, California 92516
                           Telephone: (909) 789-4144
                           Facsimile: (909) 788-2572

     And to:               Mr. Joseph C. McCoy
                           Post Office Box 2278
                           Riverside, California 92516
                           Telephone: (909) 789-4144
                           Facsimile: (909) 788-2572

     With a Copy To:       Stream & Stream, Inc.
                           4201 Brockton Avenue, Suite 200
                           Riverside, California 92501
                           Attention: Kenneth B. Stream, Jr., Esq.
                           Telephone: (909) 276-8444
                           Facsimile: (909) 686-4768

                  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California.

         11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.12 Expenses. Buyer, Sellers, and Company will bear its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Company will not bear Sellers' costs and expenses (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and Sellers shall pay same.

         11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly requires otherwise: reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; references to the plural include the singular, the singular includes the plural, "including" is not limiting, and "or" has the inclusive meaning represented by the phrase "or"; the words "hereof", "herein", "hereby", "hereunder", and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision hereof; and references to Article, Section, Exhibit, and Schedule are to this Agreement unless other specified.

         11.14 Incorporation of Recitals, Exhibits, and Schedules. The Recitals, Exhibits, and Schedules set forth or identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.15 Arbitration; Specific Performance.

                  (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, such arbitration to be held in Riverside, California, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  (b) Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result in this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection with such decree. A Party's right to specific performance shall be in addition to all other legal or equitable remedies available to such Party.

         11.16 Right of Set-off. If, with respect to any matter arising under this Agreement or under any of the Transaction Documents, in Buyer's good faith belief Buyer is entitled to indemnification, reimbursement, or payment from Sellers hereunder or thereunder, then, in addition to any other remedies which Buyer may have available to it, Buyer shall have the right to set-off the entire amount thereof against the amounts, if any, which Buyer shall owe at such time or from time to time thereafter under the Real Estate Note.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



                        {SIGNATURES FOLLOW ON NEXT PAGE}

                                     ----------------------------------------
                                     WILLIAM M. BOSIC


                                     ----------------------------------------
                                     DONALD J. BOSIC


                                     ----------------------------------------
                                     JOSEPH C. MCCOY


                                     SOMERSET, INCORPORATED, A CALIFORNIA
                                        CORPORATION


                                     By:
                                              ----------------------------------
                                     Name:
                                              ----------------------------------
                                     Title:
                                              ----------------------------------


                                     CHILDREN'S COMPREHENSIVE SERVICES OF
                                       CALIFORNIA, INC., A CALIFORNIA
                                       CORPORATION


                                     By:
                                              ----------------------------------
                                     Name:
                                              ----------------------------------
                                     Title:
                                              ----------------------------------